Exhibit 10.4(b)

BLOCKBUSTER INC.

2004 LONG-TERM MANAGEMENT INCENTIVE PLAN

(AS AMENDED THROUGH OCTOBER 6, 2004)

DEFERRED SHARE UNIT AWARD AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

THIS DEFERRED SHARE UNIT AGREEMENT (the “Agreement”) is made and entered into by and between BLOCKBUSTER INC., a Delaware corporation (the “Company”), and                                  (the “Director”). This Agreement is entered into as of the              day of                     , 20     (the “Date of Grant”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Blockbuster Inc. 2004 Long-Term Management Incentive Plan (as amended through October 6, 2004) (the “Plan”) to attract, retain and motivate employees, directors and consultants; and

WHEREAS, the grant to the Director of an award of deferred share units under the Plan as part of the Director’s compensation for service as a member of the Board of Directors of the Company (the “Board”) was authorized by resolution of the Board on March 28, 2007, to be settled pursuant to the Directors’ Fees Deferral and Time of Settlement Election Form attached hereto as Exhibit A (the “Election Form”).

NOW, THEREFORE, in consideration of the Director’s agreement to serve as a member of the Board, the Director and the Company agree as follows:

1. Grant. The Company hereby grants to you as of the Date of Grant an award (the “Award”) to receive                      deferred share units (the “Deferred Share Units”), whereby each Deferred Share Unit represents the right to receive one share of Class A Common Stock, par value $0.01 per share, of the Company (the “Stock”), plus an additional amount pursuant to Section 3, subject to certain restrictions and on the terms and conditions set forth in this Agreement, your Election Form, and the Plan. A copy of the Plan is available upon request. Except as provided below, to the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Terms that have their initial letter capitalized, but that are not otherwise defined in this Agreement shall have the meanings given to them in the Plan in effect as of the date of this Agreement.

2. No Shareholder Rights. The Deferred Share Units granted pursuant to this Agreement do not and shall not entitle you to the rights of a shareholder of Stock prior to the date shares of Stock are issued to you in settlement of the Award.

3. Dividend Equivalents. As long as you hold the Deferred Share Units granted pursuant to this Agreement, the Company shall credit to you, as soon as practicable on or after January 1 and July 1 of each year, an additional number of Deferred Share Units (the “Additional Deferred Share Units”) equal to the total whole number of Deferred Share Units and Additional Deferred Share Units previously credited to you under this Agreement multiplied by the dollar amount of any cash dividend paid per share of Stock by the Company, divided by the Fair Market Value of a share of Stock on the applicable date. Any fractional Deferred Share Units resulting from such calculation shall be included in the number of Additional Deferred Share Units. The Additional Deferred Share Units so credited shall be subject to the same terms and conditions as the Deferred Share Units to which such Additional Deferred Share Units relate.

4. Nonforfeitability; Issuance of Stock; Payment of Stock. The Deferred Share Units granted pursuant to this Agreement are fully vested and nonforfeitable as of the Date of Grant. However, no shares of Stock shall be issued to you in settlement of your Deferred Share Units prior to the date elected by you pursuant to your Election Form. At the time of settlement specified in your Election Form, the Company shall promptly cause Stock to be issued in book entry form registered in your name in payment of such vested Deferred Share Units and Additional Deferred Share Units. The value of any fractional Deferred Share Units shall be paid in cash at the time Stock is issued to you in connection with the settlement of the Deferred Share Units and any Additional Deferred Share Units. The value of the fractional Deferred Share Units shall equal the percentage of a Deferred Share Unit represented by a fractional Deferred Share Unit multiplied by the Fair Market Value of the Stock. Neither this Section 4 nor any action taken pursuant to or in accordance with this Section 4 shall be construed to create a trust of any kind. The Plan is unfunded and constitutes a mere promise by the Company to make payments in accordance with the terms of the Plan.

5. Restriction on Transfer. Neither the Agreement, the Deferred Share Units nor any rights granted under this Agreement may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by you other than by will or by the laws of descent and distribution. Any purported sale, assignment, transfer, pledge, hypothecation, or other disposition in violation of this Section 5 shall be void and unenforceable against the Company. Notwithstanding the foregoing, (a) you may in the manner established by the Company, designate a beneficiary or beneficiaries to exercise your rights to receive any property distributable with respect to the Deferred Share Units upon your death, and (b) all or some of the Deferred Share Units or rights under this Agreement may be transferred to an alternate payee under a qualified domestic relations order determined by the Committee to satisfy the requirements of section 206(d)(3) of the Employee Retirement Income Security Act of 1974, as amended.

6. Adjustment Provisions. In the event there is any change in the Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares or otherwise, the number of shares associated with the Award of Deferred Share Units subject to this Agreement shall be adjusted in a manner consistent with the adjustment provisions provided in Article IX of the Plan.

7. Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

8. Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for breach or otherwise.

9. Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree with the Company that you will keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have related to the terms and conditions of this Agreement and the Award; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any similar future award to you, as a factor militating against the advisability of granting any such future award to you.

10. Right to Continue as a Director. Nothing contained in this Agreement shall confer upon you the right to continue in the service of the Company as a member of the Board.

11. No Liability for Good Faith Determinations. Neither the Company nor the members of the Board or the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to this Agreement or the Deferred Share Units granted hereunder.

12. No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

13. Company Records. Records of the Company or its Subsidiaries regarding your period of service as a Board member, termination of service and the reason therefor, leaves of absence, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

14. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

15. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or you may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices. The Company and you agree that any notices shall be given to the Company or to you at the following addresses:

Company:	Blockbuster Inc.
1201 Elm Street
Dallas, Texas 75270
Attn: Corporate Secretary
Holder:	At your current address as shown in the Company’s records.

16. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

17. Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

18. Headings. The titles and headings of the sections in this Agreement are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

19. Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware (except to the extent Delaware law is preempted by federal law), without giving effect to any conflict of laws provisions. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Stock.

20. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you or your legal representative, heir, legatee, or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

21. Amendment. This Agreement may be amended at any time unilaterally by the Company provided that such amendment is consistent with all applicable laws, including section 409A of the Code, and does not reduce any rights or benefits you have accrued pursuant to this Agreement. This Agreement may also be amended in any manner consistent with all applicable laws, including section 409A of the Code, by a written consent executed by you and a duly authorized representative of the Company.

22. Agreement Respecting Securities Act of 1933. You represent and agree that you will not sell the Stock that may be issued to you pursuant to your Deferred Share Units except pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an exemption from registration under the Securities Act of 1933 (including Rule 144).

If you accept this Deferred Share Unit Agreement and agree to its terms and conditions, please so confirm by signing and returning the duplicate of this Agreement enclosed for that purpose.

ACKNOWLEDGED AND AGREED:

By:
Name:

EXHIBIT A

BLOCKBUSTER INC.

2004 LONG-TERM MANAGEMENT INCENTIVE PLAN

(AS AMENDED THROUGH OCTOBER 6, 2004)

DEFERRED SHARE UNIT

DIRECTORS’ FEES DEFERRAL AND

TIME OF SETTLEMENT ELECTION FORM

FOR NON-EMPLOYEE DIRECTORS

Please complete this Directors’ Fees Deferral and Time of Settlement Election Form (this “Election Form”) and return a signed copy to Jean Anne Brown by                     ,         . Please note that if your completed Election Form has not been RECEIVED by Jean Anne Brown on or before                     ,         , you will not be allowed to defer any of your (a) annual cash retainer fee, (b) annual committee retainer fee (if applicable), or (c) board or committee meeting fees that would otherwise be payable to you for the period beginning                     ,          and ending (and including)                     ,          into additional Deferred Share Units. Additionally, you will be entitled to receive the Stock issuable to you in settlement of Deferred Share Units to be granted to you on                     ,             ,                     ,          and                     ,          on the date that you cease to serve as a member of the Board.

Name:	Social Security Number:

Please be aware that this Election Form will govern cash fees payable to you for the period beginning                     ,          and ending (and including)                     ,          and Deferred Share Units to be granted to you in payment of your annual stock retainer fee on                     ,         ,                     ,          and                     ,         .

1.	Cash Fee Deferral Election

❑	I do not wish to defer any of my (a) annual cash retainer fee, (b) annual committee chair retainer fee (if applicable), and/or (c) board or committee meetings fees that would otherwise be payable to me for the period beginning , and ending (and including) , into additional Deferred Share Units.

❑	I hereby irrevocably elect to defer the following percentage of my (a) annual cash retainer fee, (b) annual committee chair retainer fee (if applicable), and/or (c) board or committee meetings fees that would otherwise be earned and payable to me during the period beginning , and ending (and including) , (the “Deferral”) into additional Deferred Share Units. The Deferral will be converted into an award of Deferred Share Units issuable under the Blockbuster Inc. 2004 Long-Term Management Incentive Plan (as amended through October 6, 2004) (the “Plan”) to be granted to me on , (the “ Date of Grant”) for deferred fees earned during the period beginning , and ending (and including) , , and into an award of Deferred Share Units issuable under the Plan to be granted to me on , (the “ Date of Grant”) for deferred fees earned during the period beginning , and ending (and including) , . The Deferred Share Units will be settled in the manner and at the time set forth below.

Percentage of Annual Cash Retainer Fee Deferred	❑	0%	❑	100%

Percentage of Committee Chair Retainer Fee Deferred (if applicable)	❑	0%	❑	100%

Percentage of Board Meetings Fees Deferred	❑	0%	❑	100%

Percentage of Committee Meetings Fees Deferred	❑	0%	❑	100%

2.	Settlement of Deferred Share Units

In making this election, the following rules apply:

•

On                     ,         , Blockbuster Inc. (the “Company”) will grant you a number of Deferred Share Units equal to the portion of your annual stock retainer fee for the period beginning                     ,          and ending (and including)                     ,         , divided by the Fair Market Value (as defined in the Plan) of the Company’s authorized Class A common stock, par value $0.01 per share (the “Stock”) (the “                     Date of Grant”).

•

On the                      Date of Grant, the Company will grant to you a number of Deferred Share Units equal to the portion of your annual stock retainer fee for the period beginning                     ,          and ending (and including)                     ,         , divided by the Fair Market Value (as defined in the Plan) of the Company’s Stock on the Date of Grant (the “                     Grant”). The                      Grant will also include a number of Deferred Share Units equal to the percentage of your (a) annual cash retainer fee, (b) annual committee chair retainer fee (if applicable), and/or (c) board or committee meetings fees deferred pursuant to your election above for the period beginning                     ,          and ending (and including)                     ,         , divided by the Fair Market Value (as defined in the Plan) of the Company’s Stock on the Date of Grant.

•

On the                      Date of Grant, the Company will grant to you a number of Deferred Share Units equal to the portion of your annual stock retainer fee for the period beginning                     ,          and ending (and including)                     ,         , divided by the Fair Market Value (as defined in the Plan) of the Company’s Stock on the Date of Grant (the “                     Grant”). The                      Grant will also include a number of Deferred Share Units equal to the percentage of your (a) annual cash retainer fee, (b) annual committee chair retainer fee (if applicable), and/or (c) board or committee meetings fees deferred pursuant to your election above for the period beginning                     ,                      and ending (and including)                     ,         , divided by the Fair Market Value (as defined in the Plan) of the Company’s Stock on the Date of Grant.

•	The Deferred Share Units granted on the Date of Grant, the Date of Grant, and the Date of Grant will be each granted pursuant to a separate Deferred Share Unit Agreement (the “Agreements”) and will be subject to the terms of this Election Form, the Plan, and your Agreements.

•	You must select below a settlement date as of which you will receive the shares of Stock related to the Agreements. Please be aware that your election below will govern all three Agreements.

•

Your Deferred Share Units will be settled in shares of Stock upon the later of the date you cease to serve as a member of the Company’s board of directors (the “Board”) or the settlement date selected by you below.

•	The settlement date that you select as the latest date that your Deferred Share Units will be settled in Stock must be a date certain that is no later than ten years from .

I hereby irrevocably elect to receive the Stock issuable pursuant to the Agreements in settlement of my Deferred Share Units upon the later of (a) the date I cease to serve as a member of the Board, or (b) a date as soon as administratively feasible following                     , 20    . (Please select any date no earlier than                     ,         , and no later than                     ,          on which you desire to receive the shares of Stock subject to the Agreements.)

3.	Signature

I understand that the amounts I elect to defer under this Election Form are subject to the rights of the Company’s creditors in the event of the Company’s insolvency. I further understand that this Election Form will be effective upon receipt by the Company. Once I have elected to defer cash compensation into additional Deferred Share Units by filing this Election Form, the deferral election will govern the entire period to which it relates and cannot be revoked. Similarly, once I have elected the time and manner of settlement of my Deferred Share Units by filing this Election Form, the settlement election will be irrevocable and may not be changed at any time prior to settlement of the Deferred Share Units subject to such election.

By executing this Election Form, I hereby acknowledge my understanding of and agreement with the terms and provisions set forth in this Election Form, the Plan and my Agreement.

DIRECTOR

By:
Name:
Date:

Dallas 1265579v.1